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                                                                  EXHIBIT (m)(7)

                                 THE GALAXY FUND

                                DISTRIBUTION PLAN
                               FOR RETAIL A SHARES


           This Distribution Plan (the "Plan") has been adopted by the Board of Trustees of The Galaxy Fund (the "Trust") in connection with the Retail A series of shares (the "Retail A Shares") in each of the following investment portfolios of the Trust: Money Market Fund, Government Fund, U.S. Treasury Fund, Tax-Exempt Fund, Connecticut Municipal Money Market Fund, Massachusetts Municipal Money Market Fund, New York Municipal Money Market Fund, Short-Term Bond Fund, Intermediate Government Income Fund, High Quality Bond Fund, Tax-Exempt Bond Fund, Intermediate Tax-Exempt Bond Fund, Connecticut Municipal Bond Fund, Connecticut Intermediate Municipal Bond Fund, Florida Municipal Bond Fund, Massachusetts Municipal Bond Fund, Massachusetts Intermediate Municipal Bond Fund, New Jersey Municipal Bond Fund, New York Municipal Bond Fund, Pennsylvania Municipal Bond Fund, Rhode Island Municipal Bond Fund, Asset Allocation Fund, Equity Income Fund, Growth and Income Fund, Strategic Equity Fund, Equity Value Fund, Equity Growth Fund, Growth Fund II, Large Cap Value Fund, Large Cap Growth Fund, MidCap Equity Fund, Small Cap Value Fund, Small Company Equity Fund and International Equity Fund (collectively, the "Funds"). The Plan has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

           Section 1. DISTRIBUTION PAYMENTS. (a) The Trust may pay the distributor of the Trust (the "Distributor") (or any other person) a fee (a "Distribution Fee") of up to 0.50% annually of the average daily net assets attributable to the outstanding Retail A Shares of each of the Funds. The Distribution Fee shall be calculated and accrued daily, paid monthly and shall be in consideration for distribution services and the assumption of related expenses (including the payment of commissions and transaction fees) in conjunction with the offering and sale of Retail A Shares of the Funds. In determining the amounts payable on behalf of a Fund under the Plan, the net asset value of the Retail A Shares shall be computed in the manner specified in the Trust's then current Prospectuses and Statements of Additional Information describing such Retail A Shares.

           (b) Payments to the Distributor under subsection (a) above shall be used by the Distributor to cover expenses and activities primarily intended to result in the sale of Retail A Shares. Such expenses and activities may include but are not limited to: (i) direct out-of-pocket promotional expenses incurred by the Distributor in advertising and marketing Retail A Shares; (ii) expenses incurred in connection with preparing, printing, mailing, and distributing or publishing advertisements and sales literature; (iii) expenses incurred in connection with printing and mailing Prospectuses and Statements of Additional Information to other than current shareholders; (iv) periodic payments or commissions to one or more securities dealers, brokers, financial institutions or other industry professionals, such as investment advisors, accountants, and estate planning firms (each a "Distribution Organization") with respect to a Fund's Retail A

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Shares beneficially owned by customers for whom the Distribution Organization is the Distribution Organization of record or shareholder of record; (v) the direct or indirect cost of financing the payments or expenses included in (i) and (iv) above; or (vi) such other services as may be construed by any court or governmental agency or commission, including the Securities and Exchange Commission (the "Commission"), to constitute distribution services under the 1940 Act or rules and regulations thereunder.

           Section 2. EXPENSES ALLOCATED; COMPLIANCE. Amounts paid by a Fund under the Plan must be for distribution services rendered for or on behalf of the holders of such Fund's Retail A Shares. However, joint distribution financing or other services rendered with respect to such Retail A Shares (which may involve other investment funds or companies that are affiliated persons of the Trust or affiliated persons of the Distributor) is authorized to the extent permitted by law.

           Section 3. REPORTS TO TRUST. So long as this Plan is in effect, the Distributor shall provide the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

           Section 4. APPROVAL OF PLAN. This Plan will become effective with respect to a particular Fund's Retail A Shares (i) upon approval of the Plan by a vote of a majority of the outstanding Retail A Shares of the Fund or (ii) if a particular Fund has not yet commenced operations, on the date the public offering of Retail A Shares of the Fund commences, upon the approval by a majority of the Board of Trustees, including a majority of those trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

           Section 5. CONTINUANCE OF PLAN. Unless sooner terminated in accordance with the terms hereof, this Plan shall continue until December 14, 2001 and thereafter for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in
Section 4 hereof.

           Section 6. AMENDMENTS. This Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which the Retail A Shares of a Fund may bear pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding Retail A Shares affected by such matter, and (b) any material amendments of the terms of the Plan shall become effective only upon approval in the manner described in
Section 4 hereof.

           Section 7. TERMINATION. This Plan, as to any Fund, is terminable without penalty at any time by (a) a vote of a majority of the Disinterested Trustees, or (b) a vote of a majority of the outstanding Retail A Shares of such Fund.


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           Section 8.   SELECTION/NOMINATION OF TRUSTEES. While this Plan is in
effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

           Section 9. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.



Adopted:   December 14, 2000
Revised:   March 1, 2001



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